Exhibit 10.4

INDEMNITY

To: [                     ]

Dear [                     ],

We, Azur Pharma Limited (the “Company”), hereby undertake and covenant as follows with the Executive:

1.	We shall indemnify and hold harmless the Executive against any and all any claim, loss, damage, liability, cost and/or expense (“Losses”) as and when incurred (including, without limitation, all reasonable fees and disbursements of legal advisers incurred in connection with the investigation of, preparation for and defence of any pending or threatened claim and any litigation or other proceeding arising therefrom, whether or not the Executive is a party) related to or arising out of:

(a)	any action taken or failure to act by the Executive in the course of his employment by the Company;

(b)	the fact that the Executive is an employee of the Company;

(c)	either:

(i)	any threatened, pending, current or completed claim, litigation, action, suit or proceeding or any appeal there from; or

(ii)	any inquiry, investigation or inspection,

whether civil, criminal, administrative, investigative or otherwise in relation to which the Executive was, is or becomes a party, witness or other participant, or is threatened to be made a party, witness or other participant by reason of (or arising in part out of) the fact that the Executive is or was at any time a director, officer, employee or agent of the Company (or any of its affiliated companies) or is or was serving at the request of the Company as a director, officer, employee or agent of another company, corporation, partnership, joint venture or other enterprise (an “Indemnification Event”), provided, however, there shall be excluded from such indemnification any such Losses to the extent that they arise (A) primarily out of any action or failure to act by the Executive that is found in a final judicial determination from which no appeal is possible to constitute fraud on the part of the Executive, or in circumstances (including any settlement) where the Executive admits to having committed fraud, provided this exclusion shall only apply if the Executive was aware of, and responsible for, such fraud (B) from or in connection with any Indemnification Event commenced or instituted by or in the right of the Company, save where the Indemnification Event is commenced or instituted by the Company in circumstances where the Company did not have reasonable grounds for believing that the Executive has acted unlawfully, fraudulently, negligently or in breach of duty.

2.	At any time during the course of any Indemnification Event which the Executive is party to and in respect of which the Executive is entitled to have the benefit of the indemnification provisions in clause 1, the Executive may serve written notice (an “Indemnification Notice”) on the Company requiring that the Company pay to him the amount of any Losses which he has incurred as a result of or in connection with such Indemnification Event and for which he has not been indemnified at that time. Subject to:

(a)	the Indemnification Notice being accompanied by reasonable evidence confirming that such Losses have been incurred; and

(b)	the Company, acting reasonably, being satisfied that the Executive is entitled to have the benefit of the indemnification provisions in clause 1 in respect of such Losses,

the Company shall pay the Executive the amount of such Losses within 30 days of the Indemnification Notice.

3.	If the Executive is entitled under this Indemnity to indemnification by the Company for some of the Losses arising from an event or circumstance but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Executive for the portion thereof to which the Executive is entitled.

4.	In the event of any change in applicable law, statute or rule which restricts the right of the Company to indemnify a person serving in a capacity referred to in this Indemnity, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Indemnity, shall have no effect on this Indemnity or the Executive’s rights and obligations hereunder.

5.	The indemnification provided by this Indemnity shall not be deemed exclusive of any rights to which the Executive may be entitled under the memorandum or articles of association or other constitutional documents of the Company, any agreement, any vote of shareholders or of the board of directors of the Company or otherwise or under any laws or regulations in effect now or in the future.

6.	If the indemnification provided for herein is unavailable and may not be paid to the Executive because such indemnification is not permitted by law, then in respect of any Indemnification Event in which the Company is jointly liable with the Executive, the Company shall contribute, to the full extent permitted by law, to the amount of any Losses, in such proportion as is appropriate to reflect:-

(a)	the relative benefits received by the Company on the one hand and the Executive on the other hand from the transaction from which such action, suit or proceeding arose, and

(b)	the relative fault of the Company on the one hand and of the Executive on the other in connection with the events which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and the Executive on the other shall be determined by reference to, among other things, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such Losses.

7.	The Executive shall not settle any claim or action in any manner which would impose on the Company any penalty, constraint or obligation to hold harmless or indemnify the Executive pursuant to this Indemnity without the Company’s prior written consent, which consent shall not be unreasonably withheld.

8.	The indemnities given by the Company herein shall be without prejudice to and shall not affect any liability which the Executive may at any time have to the Company in respect of any matter whatsoever.

9.	In the event of payment under this Indemnity, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Executive, who shall execute all documents required and shall do everything that may be necessary to secure and enforce such rights.

10.	In the event that any of the provisions of this Indemnity are held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain valid and enforceable to the full extent permitted by law and the illegality, invalidity or unenforceability of any provision of this Indemnity under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction.

11.	The provisions of this Indemnity shall only have effect insofar as they are not contrary to or in violation of the laws of Ireland and in particular section 200 of the Companies Act 1963.

12.	This Indemnity shall be governed by, construed and enforced in accordance with, the laws of Ireland.

PRESENT when the common seal of

AZUR PHARMA LIMITED was affixed

to this deed and this deed was delivered:

Director

Director/Secretary